Exhibit 99.1
OXiGENE REPORTS THIRD-QUARTER 2006 OPERATIONAL AND
FINANCIAL RESULTS
OXiGENE:
•	Outlines goals and priorities going forward

•	Describes newly observed safety characteristics and potentially promising new combination alternatives for its compounds

•	Sets strategic pathway for its clinical development
Waltham, MA, — October 25, 2006 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases, today reported operational and financial results for the third quarter ended September 30, 2006.
Financial Results
The net loss for the three months ended September 30, 2006 was $3.7 million, or $0.14 per share, compared with a net loss of $3.4 million, or $0.17 per share, in the third quarter of 2005.
For the nine-month period ended September 30, 2006, the net loss was $12.1 million, or $0.44 per share, compared with a net loss of $8.5 million, or $0.44 per share, for the comparable period in 2005.
At September 30, 2006, OXiGENE had cash, cash equivalents and marketable securities of approximately $48.5 million compared with approximately $58.9 million at December 31, 2005.
Goals and Update
OXiGENE also defined its strategic goals, consisting of the following:
•	Launch the first vascular disrupting agent, or VDA, into the market;

•	Bring to market VDA products that offer more, in terms of efficacy and safety, among other characteristics, to patients than antiangiogenic agents;

•	Develop the first highly effective topical and oral therapies for wet Age-related Macular Degeneration, or AMD; and

•	Develop the first highly effective drug for prophylaxis of AMD.
As part of OXiGENE’s directed strategy, it intends to undertake a Phase III clinical trial of CA4P in anaplastic thyroid cancer, or ATC. Two of the Company’s exploratory clinical trials in solid tumors included 3 patients diagnosed with ATC. Of these 3 patients, 1 had a significant period of stable disease after completing 6 cycles of therapy including CA4P before disease progression; 1 patient had a confirmed partial response after completing 9 cycles of treatment before disease progression; and 1 patient had a complete response and is still disease-free. In the first 18 patients of a third study using CA4P monotherapy, one third of these patients achieved a best response of stable disease. The Company believes that these studies offer clear signals of a potential management of this highly aggressive malignancy.
OXiGENE also announced that, given the recent preclinical findings suggesting synergy between CA4P and anti-Vascular Endothelial Growth Factor agents, it intends to pursue combination therapy with CA4P and Avastin, either in Non-Small Cell Lung Cancer or other indications.
OXiGENE also announced that its Phase II CA4P ovarian cancer trial is continuing to enroll patients, and that its Phase I trial with OXi4503 is now also enrolling patients. The Company anticipates that the first patient will be enrolled in the CA4P and Avastin combination trial in the fourth quarter of 2006.
OXiGENE also noted that it has made significant progress on topical formulation work, and has initiated oral formulation work. OXiGENE believes that topical or oral formulation may lead to a promising prophylactic therapy for AMD, which has the potential to be a very large market opportunity and to serve an unmet medical need.
About OXiGENE, Inc.
OXiGENE is an emerging pharmaceutical company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
Certain statements in this news release concerning OXiGENE’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: OXiGENE’s ability to achieve the goals set forth above; the ability to enroll patients into a Phase II trial of CA4P in combination therapy for platinum-resistant ovarian cancer and into a Phase I trial of OXi4503; the timing and success of a trial of CA4P in combination with Avastin in NSCLC or other indications; the timing and success of a Phase II trial of CA4P in ATC; and, the timing, success or advancement of OXiGENE’s ongoing preclinical research and clinical trials. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-Q, 8-K and 10-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

Contact:
OXiGENE, Inc.

Investor Relations
(781) 547-5900

Info@oxigene.com

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	September 30,	December 31,
	2006	2005
Assets

Cash, cash equivalents and marketable securities	$48,501	$58,855
Licensing agreement	801	873
Other assets	1,002	540

Total assets	$50,304	$60,268

Liabilities and stockholders’ equity

Accounts payable and accrued expenses	$4,023	$3,734
Total stockholders’ equity	46,281	56,534

Total liabilities and stockholders’ equity	$50,304	$60,268

OXiGENE, Inc
Statements of Operations
(All amounts in 000’s, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Costs and expenses:

Research and development	$2,738	$2,273	$8,333	$5,060
General and administrative	1,626	1,492	5,585	4,285

Total costs and expenses:	4,364	3,765	13,918	9,345

Operating loss	(4,364)	(3,765)	(13,918)	(9,345)

Investment income	642	321	1,892	810
Other income (expense), net	(8)	(1)	(36)	5

Net loss	$(3,730)	$(3,445)	$(12,062)	$(8,530)

Basic and diluted net loss per common share	$(0.14)	$(0.17)	$(0.44)	$(0.44)

Weighted average number of common shares outstanding	27,624	20,042	27,553	19,233